Exhibit 99(j)
Consent of Independent Registered Public Accounting Firm
To the Board of Directors
of Ohio National Fund, Inc.:
We consent to the use of our report for the Ohio National Fund, Inc. dated February 18, 2010, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.
KPMG LLP
Columbus, Ohio
April 26, 2010